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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Orchid BioSciences, Inc.:

     We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the Company's adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and other intangibles resulting from business combinations consummated after June 30, 2001.

                                                       /s/ KPMG LLP

Princeton, New Jersey
August 23, 2002